Exhibit 10.2

September 26, 2024
Vivek Raghunathan
Via Email/DocuSign

Dear Vivek:

This letter confirms that, effective as of Thursday, September 26, 2024 (the “Transition Date”), you will transition from your current role with Snowflake Inc. (the “Company” or “Snowflake”) into the role of SVP, Engineering and Support. This letter confirms the terms and conditions of your employment in that role.

Position. You will serve in a full-time capacity as SVP, Engineering and Support, reporting to Benoit Dageville, based in our office located in San Mateo.

Employee Benefits. As a regular employee of the Company, you are eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Subject to the other provisions of this letter agreement, we may change compensation and benefits from time to time at our discretion.

Salary. Your annual base salary will be $500,000 (five hundred thousand dollars), payable biweekly in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

Annual Bonus. You will be eligible for incentive bonus compensation with a target bonus equal to 50% of your annual base salary, subject to the achievement of Company performance goals as determined by the Compensation Committee of the Board, and subject to the terms of any plan governing such bonus.

Equity. You have been granted various equity awards with respect to the Company’s Class A common stock (the “Common Stock”). Those equity awards (each, a “Prior Equity Award”) will continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans (each an "Equity Arrangement”).

In addition, subject to the approval of the Board (or an authorized committee thereof) and to you being the Company’s SVP, Engineering and Support on the date of grant, you will be granted a restricted stock unit award with respect to a number of shares of Common Stock equal to USD $10,000,000 (ten million dollars) divided by the average daily closing price of a share of Common Stock on the New York Stock Exchange for the ten (10) trading days ending on the fifth (5th) trading day before the date of grant, rounded up to the nearest whole share (the “ Additional RSU Award”). If approved, the Additional RSU Award will vest as follows: one-twelfth of the Additional RSU Award will vest on December 20, 2024 and one-twelfth of the Additional RSU Award will vest on each Quarterly Vest Date thereafter until September 20, 2027, on which date all then-unvested shares subject to the Additional RSU Award will vest, subject in each case to your Continuous Service (as defined in the Snowflake Inc. 2020 Equity Incentive Plan, as amended from time to time (the “Plan”)) through each such date. The Company may round up or down to the nearest whole share in the event a fractional share would otherwise be issuable on any vesting date pursuant to the vesting schedules specified above. Snowflake’s “Quarterly Vest Dates” will fall within March, June, September, and December of each year. The Additional RSU Award will be granted under and subject to the terms of the Plan, the award agreement issued thereunder, and Snowflake’s policies in effect from time to time, all of which will control in the event of any conflict with this letter. Subject to the below, if your Continuous Service terminates prior to any applicable vesting date, then the unvested portion of the Additional RSU Award, and your right to receive shares of Common Stock subject to such unvested portion, will immediately terminate.

Proprietary Information and Inventions Agreement. You remain subject to the terms of the Employee Proprietary Information and Inventions Assignment Agreement that you previously executed.

Period of Employment. The term of your employment will continue until at least the third anniversary of your Transition Date, unless terminated earlier pursuant to the terms set forth herein (the “Initial Term”). Following the Initial Term, this letter agreement will automatically be renewed for additional terms of one year on the last day of the Initial Term and each subsequent anniversary of the last day of the Initial Term (the Initial Term and any annual extension of the term of the Agreement, referenced herein as the “Term”), unless either party hereto gives the other party written notice of non-renewal at least ninety (90) days prior to such last day or anniversary of the then-current Term. Notwithstanding the foregoing, your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an officer of the Company specifically authorized by the Board to sign such agreement or by an authorized Board member. Upon the termination of your employment, and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company or any of its affiliated entities at such time, including as a member of the Board, if applicable.

Severance. You will be eligible for severance benefits as a Tier II employee under the Company’s Severance and Change in Control Plan (as amended from time to time, the “Severance Plan”). In addition, if your employment is terminated prior to the second anniversary of the Transition Date in a termination that would qualify as an Involuntary Termination, other than during the Change in Control Determination Period (each as defined in the Severance Plan) (a “Qualifying Termination”), then, subject to the satisfaction of the conditions described in Section 5 of the Severance Plan (Conditions to Receipt of Severance), for each of your Prior Equity Awards and your Additional RSU Award, you will receive acceleration of 50% of the shares of Common Stock subject to each such award less any shares of Common Stock subject to such award that have already vested as of the date of acceleration (the “New Hire Grant Acceleration Right”). For the avoidance of doubt, the acceleration benefits set forth in the previous sentence do not apply to any future equity awards that you may receive during the term of your employment. Finally, reference is made to those acceleration rights set forth in your Equity Grant Notice dated June 15, 2023 (the “M&A Acceleration Rights” and, together with the New Hire Grant Acceleration Right, the “Existing Acceleration Rights”). In the event multiple severance agreements are triggered, your ultimate severance will be determined as set forth in Section 7 of the Severance Plan (Non-Duplication of Benefits). The Company agrees that it may not modify or terminate the Existing Acceleration Rights, including through amendment of the Severance Plan.

Amendment. This letter agreement supersedes and replaces all prior offer letters and employment agreements between you and the Company. This letter agreement (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.

Arbitration. Any dispute, controversy or claim arising out of or relating to either: (a) this letter agreement, its enforcement, performance, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or (b) your employment with the Company or termination of employment, including in each case any alleged violation of statute, common law or public policy, will be submitted to and decided by final and binding arbitration. Arbitration will be administered exclusively by JAMS, and held in the JAMS office closest to the location where you primarily performed services for the Company, before a single arbitrator, in accordance with the then-current JAMS rules and the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), as modified by the terms and conditions contained in this paragraph. The arbitrator will have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs will be resolved by the arbitrator. By initialing below, you agree to waive all rights to a jury trial. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This section does not apply to an action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, to the extent such claims are not permitted by applicable laws to be submitted to mandatory arbitration and the applicable laws are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, you understand that the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator will issue a written arbitration decision regarding the disposition of each claim, the relief, if any is awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This agreement to arbitrate is freely and knowingly negotiated between you and the Company in good faith and is mutually entered into between the parties. You and the Company agree that arbitration is to each party’s advantage. You and the Company further agree that the mutual promises to arbitrate disputes, along with the other consideration provided to you in exchange for this agreement, provide full, adequate, and bargained-for consideration for this mutual agreement to arbitrate, which is binding and is a mutual condition of your employment. You understand and agree that you are giving up certain rights otherwise afforded to you by civil court actions, including but not limited to the right to a jury trial. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. You understand and acknowledge your right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; make any truthful statements or disclosures required by law, regulation, or legal process; and request or receive confidential legal advice.

You accept this arbitration clause: VR (initial here)

* * *

This letter, together with your Proprietary Information and Inventions Agreement, Equity Arrangements (with such term deemed to include the award agreements setting forth the grants made pursuant to this letter), and the Severance Plan, form the complete and exclusive statement of your employment agreement with the Company and supersede any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter agreement below to indicate your agreement with its terms.

SNOWFLAKE INC.	ACCEPTED AND AGREED TO:

/s/ Sridhar Ramaswamy	/s/ Vivek Raghunathan
By: Sridhar Ramawamy	Vivek Raghunathan
Its: Chief Executive Officer

Date: September 26, 2024	Date: September 26, 2024